Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 25, 2017, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in A. Schulman, Inc.’s Annual Report on Form 10-K for the year ended August 31, 2017.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

January 8, 2018